Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of December 13, 2012, is entered into by and among Old Mutual (US) Holdings Inc., a Delaware corporation having its principal place of business in Boston, Massachusetts (“Employer”), and Linda Gibson (“Employee”).

WHEREAS, Employer and Employee are parties to an Employment Agreement dated as of February 21, 2002 (“Employment Agreement”) regarding the terms and conditions of the employment of Employee, including, without limitation, the provision of severance pay to the Employee in certain situations;

WHEREAS, the Employer and Employee desire that the Employment Agreement, including terms with respect to the provision of severance pay, comply with relevant provisions of Section 409A of the Internal Revenue Code, as amended from time to time, and relevant published guidance;

WHEREAS, Section 8.2 of the Employment Agreement provides that the Employment Agreement may be amended by execution of a written agreement signed by the parties;

NOW THEREFORE in consideration of the mutual promises and agreements set forth herein, the parties agree to amend the Employment Agreement as set forth below.

1.                                      A new paragraph shall be added at the end of Section 6.2 as follows:

Should any payment under this Section 6.2 be subject to Internal Revenue Code Section 409A, the following rules would apply: (1) each payment will be treated as a separate payment; and (2) the separation agreement referred to above shall be executed within and become effective upon 45 days following separation from service and payments shall be made (or, in the case of payments with respect to continuation coverage, commence) on the first regularly scheduled payroll date following the 60th day after separation from service unless further delayed as provided for in the next sentence. If at the time of the Executive’s termination of employment the Executive is a “specified employee” within the meaning of Section 409A and Treasury Regulation 1.409A-i(i) (or other guidance then in effect), then no payment subject to Internal Revenue Code Section 409A will be paid under this Section 6.2 during the six-month period immediately following such termination of employment and any amounts not paid during such six-month period will be paid without interest in a single lump sum on the first business day of the seventh month following the Executive’s termination of employment.

2.                                      The Employment Agreement shall be deemed to be modified and amended solely in accordance with the express provisions of this Amendment, and the respective rights, duties and obligations of the parties under the Employment Agreement shall continue to be determined, exercised and enforced under the Employment Agreement subject in all respects to the modifications and amendments set forth in this Amendment. All the other terms of the Employment Agreement shall continue in full force and effect. In the event of inconsistency between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall govern.

3.                                      This Amendment may be executed in any number of counterparts, each of which shall be deemed an original instrument, and all of which together shall constitute one agreement. A facsimile or electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile or electronic signature.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

OLD MUTUAL (US) HOLDINGS INC.

By:	/s/ Christopher Hadley

Name: Christopher Hadley

Title: Executive Vice President, Head of HR

EMPLOYEE

By:	/s/ Linda Gibson

Name:	Linda Gibson

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Old Mutual (US) Holdings Inc., a Delaware corporation with an address at One International Place, 44th Floor, Boston, Massachusetts 02110 (“the Company”) and Linda T. Gibson, an individual with a residence at 5 Gershom Drive, North Grafton, MA 01536 (“the Executive”) as of February 21, 2002.

1.                                      DEFINITIONS.

In this Agreement, unless the context otherwise requires:

(a)                                 The following terms shall have the following meanings.

“Board” means the Board of Directors of the Company;

“Cause” means the reasonable determination by the Company that: (i) the Executive has materially breached the Executive’s obligations under this Agreement, including the obligations set forth in Section 7 of this Agreement; (ii) the Executive has failed to substantially perform duties assigned to the Executive consistent with the Executive’s then current position with the Company, subject to the obligation of the Company to provide the Executive with prior notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity to correct the performance deficiencies; (iii) the Executive has engaged in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) the Executive has engaged in conduct that is likely to affect adversely the business and/or reputation of the Company;

“Compensation” means the Executive’s salary, bonus and participation in the Old Mutual Share Option Scheme referred to in Sections 5.1(A) — (C) of this Agreement;

“Compensation Year” means a calendar year in which the Executive earns compensation;

“Confidential Information” means all private, secret or confidential information, knowledge or data relating to the Company or any Group Company, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: suppliers and their businesses; customers and their requirements; prices charged to and terms of business with customers; marketing plans and sales forecasts; financial information, results (except to the extent included in published audited financial statements) and forecasts; proposals for the acquisition or disposal of a company or business or any part thereof; proposals for any expansion or reduction of activities; employees and their compensation and benefits; research activities; inventions; trade secrets; designs, formulas and product lines; and any information provided to the Company in confidence by its affiliates, customers, suppliers or other parties;

“Contingent Compensation” means any Compensation that is to be paid to the Executive at some later date and is contingent upon the Executive’s fulfillment of the specific obligations set forth in this Agreement;

“Contingent Compensation Payment Date” means the date on which a Contingent Compensation payment is due to the Executive;

“Disability” means the absence of the Executive from the Executive’s essential duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that precludes the Executive from performing the essential functions of the job, with any reasonable accommodations;

“Employment Period” means the period of time when the Executive is actively employed by the Company, and excludes the “Notice Period” as set forth in Section 6.2(A) below;

“Group” means the Company and the Group Companies;

“Group Company” means any company that is a subsidiary or holding company (up to and including the ultimate holding company) of the Company and any subsidiary of any such holding company;

“Notice Period” means the period ending six (6) months from the date of written notice to terminate the Agreement;

“Remuneration Committee” means the Remuneration Committee of the Board of Directors of the Company;

“Termination Date” means the date when the Executive ceases to perform active duties for the Company;

(b)                                 references to Sections are unless otherwise stated to sections of this Agreement; and

(c)                                  headings to Sections are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.                                      EMPLOYMENT AND TERM.

2.1                               The Company hereby employs the Executive and the Executive hereby accepts employment as Senior Vice President, General Counsel and Secretary, on the terms and conditions more fully set forth herein.

2.2                               The Executive warrants that in entering into this Agreement and performing the obligations hereunder, the Executive will not be in breach of any terms or obligations of any other employment or agreement. The Executive further represents that the performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any pre-existing agreement (i) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or (ii) to keep in confidence proprietary information, knowledge or data acquired by the Executive prior to employment with the Company.

3.                                      SCOPE OF EMPLOYMENT.

3.1                               The Executive’s initial title and responsibilities shall include but not be limited to acting as Senior Vice President, General Counsel and Secretary of the Company, and such other duties and responsibilities that may be assigned by the Board or its designee.

3.2                               The Executive will use best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Executive from time to time by the Company. The Executive agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Executive’s actions shall at all times be consistent with and further the interests of the Group. Under no circumstances will the Executive knowingly take any action contrary to the best interests of the Group.

4.                                      PLACE OF WORK.

The Executive shall primarily perform the duties assigned hereunder at the Company’s office (presently located in Boston, Massachusetts) and is expected to travel to and work at other Group offices and other appropriate places within or outside the United States for reasonable periods of time.

5.                                      COMPENSATION AND BENEFITS.

5.1                               Compensation: The Executive’s initial compensation package shall consist of the following:

(A)                               Salary: The Executive shall receive an initial salary that will be set forth in writing to the Executive, such Salary to be paid in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings. The salary shall be reviewed annually and any modification and the amount of any modification shall be in the Company’s absolute discretion and notified to the Executive in writing.

(B)                               Bonus: The Executive shall be eligible to participate in the Company’s bonus plan(s) that may be adopted from time to time by the Remuneration Committee in its sole discretion. The payment of any bonus shall be subject to the terms to be established by the Remuneration Committee. The Remuneration Committee shall, on an annual basis, determine the specific factors that will be considered in determining whether the Executive will be entitled to any bonus for the particular calendar year, and will communicate in writing those factors to the Executive. The amount of the bonus payable (if any) to the Executive will be determined by the Remuneration Committee in its sole discretion and notified to the Executive in writing. Upon written notice to the Executive, the Company reserves the right to amend, modify or withdraw any particular bonus plan.

(C)                               Participation in Old Mutual plc Share Option Scheme: The Executive shall be eligible to participate in Old Mutual pie’s Share Option Scheme that may be adopted, terminated and/or amended from time to time by the Remuneration Committee of Old Mutual plc. The issuance, vesting and exercise of any share options subject hereto shall be approved by the Remuneration Committee of the Company and shall be in accordance with the Old Mutual plc Share Option Scheme currently in effect. In order to be eligible for the award of any options, the Executive also shall be required to execute any stock option agreement and/or plan then in effect.

5.2                               Benefits: The Executive shall be eligible to receive the various benefits offered by the Company to its executive employees, including holidays, vacation (4 weeks), medical, dental, disability and life insurance, and such other benefits as may be determined from time to time by the Board. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document.

5.3                               Expenses: Executive shall be entitled to reimbursement for reasonable out-of pocket expenses incurred for the Group’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.

6.                                      TERMINATION OF AGREEMENT/EMPLOYMENT

6.1                               Termination For Cause: The Company may terminate this Agreement and the Executive’s employment for Cause immediately upon written notice. Upon termination of the Executive’s employment with the Company in accordance with this Section 6.1, all Compensation and benefits under this Agreement will cease, effective the Termination Date, and the Executive shall not be entitled to receive any other Compensation or benefit, contingent or otherwise.

6.2                               Termination For Reasons Other Than Cause

(A)                               Termination With Notice: Either party may terminate this Agreement and the Executive’s employment for any reason by giving the other party not less than six (6) months’ notice in writing. If such notice is served by either party, the Company shall be entitled, in its sole and absolute discretion, to terminate the Executive’s employment at any time during the Notice Period.

(i)                                     By the Company:

(a)                                 Continuation of Compensation and Benefits: In the event that the Company provides notice to the Executive under Section 6.2(A), and regardless of whether the Company terminates the Executive’s employment (for reasons other than Cause) prior to expiration of the Notice Period, it shall: (1) continue the Executive’s Compensation, medical and dental benefits (to the same extent provided to actively employed individuals) for the remainder of the Notice Period; (2) pay to the Executive “other severance pay payable to all employees” (but not any

“Base Severance Pay”) as may be provided for in the Company’s Severance Plan that is in effect as of the Termination Date.

(b)                                 Bonus Eligibility: In the event that the Company provides notice to the Executive under Section 6.2(A), and subject to the Executive’s satisfactory individual performance to the end of the Notice Period or such shorter period as determined by the Company, the Executive shall remain eligible for a bonus for the period up through the end of the Notice Period and, in the event the Notice Period ends before the end of a Compensation Year, any awarded bonus shall be pro rated based upon the number of days worked in the Compensation Year.

(c)                                  Payment of any Contingent Compensation: In the event that the Company provides notice to the Executive under Section 6.2(A), and subject to: (1) the Executive’s satisfactory individual performance to the end of the Notice Period or such shorter period as determined by the Company, and (2) the Executive’s fulfillment of his/her obligations and covenants as set forth in Section 7 of this Agreement through the Contingent Compensation Payment Date, the Executive shall receive such Contingent Compensation, if any, on the Contingent Compensation Payment Date.

(ii)                                  By the Executive: In the event that the Executive provides notice to the Company under Section 6.2(A) and, regardless of whether the Company terminates the Executive prior to the expiration of the Notice Period, the Executive shall be eligible only for the compensation and benefits provided in Section 6.2(A)(i)(a)(1) above and shall not be entitled to any further Compensation, contingent or otherwise.

(B)                               Resignation by Executive Prior to Expiration of Notice Period: Should the Executive resign prior to the expiration of a Notice Period (regardless of the party providing the notice), the Executive shall be in breach of this Agreement and shall not be entitled to any further Compensation or benefits, contingent or otherwise, or any of the other compensation or benefits provided for in this Section 6.2.

(C)                               Disability: The Company may terminate this Agreement and the Executive’s employment effective on the 90th day after written notice to the Executive that the Company has determined in good faith that a Disability of the Executive has occurred during the Employment Period, provided that, within the 90 days of such notice, the Executive shall not have returned to full-time performance of the Executive’s essential functions hereunder.

In the event that the Agreement is terminated pursuant to this Section 6.2(C), the Executive shall remain eligible for:

(i)                                     a bonus, if any, for the period up through the Termination Date and, in the event the Termination Date is prior to the end of a Compensation Year,

any bonus shall be pro rated based upon the number of days worked in the Compensation Year; and

(ii)                                  subject to the Executive’s fulfillment of his/her obligations and covenants as set forth in Section 7 of this Agreement through the Contingent Compensation Payment Date, the Executive shall receive his/her Contingent Compensation, if any, on such Contingent Compensation Payment Date.

(D)                               Death: This Agreement and the Executive’s employment shall terminate automatically upon the Executive’s death. All Compensation and benefits under this Agreement will cease effective the Termination Date, except that the Executive’s estate shall be eligible to receive:

(i)                                     the Executive’s bonus, if any, for the period up through the Termination Date and, in the event the Termination Date is prior to the end of a Compensation Year, such bonus shall be pro rated based upon the number of days worked in the Compensation Year; and

(ii)                                  the Executive’s Contingent Compensation, if any, on the Contingent Compensation Payment Date.

The receipt of any of the compensation and benefits provided in this Section 6.2 by the Executive shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise), and is subject to and conditioned upon the Executive’s execution of a separation agreement which, among other provisions, shall include a complete release of claims by the Executive to the Group Company (and its directors, officers, employees and agents), a reaffirmation of the Executive’s obligations and covenants under Section 7 of this Agreement, and agreements by the Executive of confidentiality and non-disparagement.

6.3                               Upon termination (or suspension) of the Executive’s Employment or this Agreement, regardless of the reason, the Executive shall deliver to the Company all books, documents, materials described in Section 7, and all credit cards, keys and other property of the business of the Company or any Group Company which may be in the Executive’s possession, custody or control.

7.                                      RESTRICTIVE COVENANTS.

7.1                               The Executive acknowledges and agrees that during employment with the Company, the Executive will acquire Confidential Information and secret information in relation to the Company and Group Companies and that through dealing closely with customers and clients the Executive will form close connections with and influence over those customers and clients. The Executive acknowledges and agrees that the Confidential Information and business relationships of the Company are necessary for the Company to continue to operate its business. The Executive further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration. The Executive hereby agrees that all times during the Employment Period and the Notice Period the Executive will not without prior written consent of the Company, whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly:

(a)                                 join, finance, invest in, lend to, or otherwise participate in, or be connected with, any non-public business that competes with the Company; or

(b)                                 engage in any trade or business or be associated with any person, firm or company (other than the Company or Group) engaged in any trade or business using the name(s) Old Mutual or incorporating the word(s) “Old Mutual” or “South African Mutual Life Assurance Society”.

7.2                               The Executive further agrees that during the Employment Period, the Notice Period and for a period of one (1) year after expiration of the later of the Notice Period or the Termination Date, the Executive shall not:

(a)                                 solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, officer or agent of, or consultant to the Company, or any of the Group Companies, to leave such position and become employed or associated with any other entity or business; or

(b)                                 employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Executive’s knowledge was within six months prior to the Notice Period, a director or senior employee of the Company or any Group Company who was personally known to the Executive; or

(c)                                  interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company or any of the Group Companies and any of their respective clients, customers, partners or joint venturers.

7.3                               The Executive agrees that the duration and geographic scope of the restrictive provisions set forth in Sections 7.1 and 7.2 herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Executive agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Executive also agrees that damages are an inadequate remedy for any breach of the restrictive provisions herein and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the non-competition provisions herein.

7.4                               The Executive shall comply as is reasonable with (a) every applicable rule of law in the United States and (b) the rules and regulations of the regulatory authorities of the United States insofar as the same are applicable to employment hereunder and (c) every regulation of the Company and Group with respect to insider trading.

7.5                               The Executive shall not during the Employment Period, the Notice Period and at all times following the Termination Date:

(a)                                 divulge or communicate to any person or persons any Confidential Information (except to employees of the Company or Group with a need to know such information); or

(b)                                 use any Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company or Group; or

(c)                                  through any failure to exercise all due care and diligence cause any unauthorized disclosure of any Confidential Information.

7.6                               All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) belonging to the business of the Company or Group (and any copies of the same) (a) shall be and remain the property of the Company or Group, and (b) shall be delivered by the Executive to the Company (or to such other company in the Group as the case may require) from time to time on demand and in any event on the termination of this Agreement.

7.7                               The Executive shall not at any time either during the Employment Period, Notice Period, and all times following the Termination Date make any untrue, misleading or disparaging statement with respect to the Company or any Group Company (or any of its or their employees or officers).

7.8                               At no time after the termination of the Employment Period shall the Executive directly or indirectly represent himself/herself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company. After the termination of the Employment Period, Executive shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Company or any other Group Company or for the purpose of carrying on or retaining any business or custom claim, represent or otherwise indicate any past association with the Company or any other company in the Group.

7.9                               The obligations of Executive under this Section 7 shall survive termination of this Agreement to the extent provided in each sub-section. Further, the provisions of this Section 7 shall continue to apply with full force and effect should the Executive transfer between or among any Group Company, wherever situated, or otherwise become employed by any Group Company, or be promoted or reassigned to positions other than that held by the Executive as of the Effective Date of this Agreement. The Company shall have the right to communicate the Executive’s ongoing obligations hereunder to any entity or individual with whom the Executive becomes employed by or otherwise engaged following termination of employment with the Company.

8.                                      GENERAL

8.1                               This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties also agree that any action, demand, claim or counterclaim (jointly any “Legal Action”) relating to your employment, any termination of employment and/or the terms and provisions of this Agreement or to its alleged breach by either party, shall be commenced in Massachusetts in any state or federal court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties further agree that any disputes relating to your employment, any termination of employment and/or the terms and provisions of this Agreement, or to its alleged breach, shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

8.2                               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, change of control or similar agreements between the Executive, on the one hand, and the Group Company, on the other hand. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Executive are personal and may be performed only by him/her.

8.3                               All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Linda T. Gibson
5 Gershom Drive
North Grafton, MA 01536

If to the Company:	Old Mutual (US) Holdings Inc.
One International Place, 44th Floor
Boston, Massachusetts 02110
Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

8.4                               The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTIVE

/s/ Linda T. Gibson
By: Linda T. Gibson

OLD MUTUAL (US) HOLDINGS INC.

/s/ Scott F. Powers
By: Scott F. Powers
Its: Chief Executive Officer